Exhibit 10.1

EXECUTION COPY

CHANGE IN CONTROL AGREEMENT

This Change in Control Agreement (this “Agreement”) is made effective as of the 31st day of January 2020 (the “Effective Date”), by and between PCSB Financial Corporation, a Maryland corporation (the “Company”) and Jeffrey M. Helf (the “Executive”).  Any reference to the “Bank” shall mean PCSB Bank, the wholly-owned subsidiary of the Company.
WHEREAS, the Company wishes to assure itself of the services of the Executive as Senior Vice President and Chief Financial Officer of the Company or any successor position as mutually agreed to by the parties (the “Executive Position”) for the period provided in this Agreement; and
WHEREAS, in order to induce the Executive to continue employment with the Company and to provide further incentive to achieve the financial and performance objectives of the Company, the parties desire to specify the benefits which shall be due to the Executive in the event of a Change in Control (as defined below).
NOW THEREFORE, in consideration of the mutual agreements herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:
1. Term of Agreement.  The term of this Agreement shall commence as of the Effective Date and shall continue through December 31, 2020.  Commencing on January 1,  2021 and continuing on each January 1 thereafter (each a “Renewal Date”), the term of this Agreement shall renew for an additional year such that the remaining term of this Agreement is a twelve month period, unless either the Company or the Executive by written notice to the other given at least ninety (90) days prior to such Renewal Date notifies the other of its intent not to extend the same.  Notwithstanding the foregoing, in the event that the Company or the Bank has entered into an agreement to effect a transaction that would be considered a Change in Control, as defined below, then the term of this Agreement shall automatically be extended and shall terminate twenty-four (24) months following the date on which the Change in Control occurs.
2. Certain Definitions.  The following words and terms shall have the meanings set forth below for purposes of this Agreement.
(a) Base Salary.  The Executive’s “Base Salary” for purposes of this Agreement shall mean the annual rate of base salary paid to the Executive by the Bank or the Company.
 (b) Change in Control.  For purposes of this Agreement, the term “Change in Control” shall mean the occurrence of any of the following events:
(i) Merger:  The Bank or the Company merges into or consolidates with another entity, or merges another bank or corporation into the Company or the Bank, and as a result, less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of the Bank or the Company immediately before the merger or consolidation;

(ii) Acquisition of Significant Share Ownership:  There is filed, or is required to be filed, a report on Schedule 13D or another form or schedule (other than Schedule 13G) required under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner of 25% or more of a class of the Bank’s or the Company’s voting securities; provided, however, this clause (ii) shall not apply to beneficial ownership of the Bank’s or the Company’s voting shares held in a fiduciary capacity by an entity of which the Bank directly or indirectly beneficially owns 50% or more of its outstanding voting securities;
(iii) Change in Board Composition:  During any period of two consecutive fiscal years, individuals who constitute the Bank’s or the Company’s board of directors at the beginning of the two-year period cease for any reason to constitute at least a majority of the Bank’s or the Company’s board of directors; provided, however, that for purposes of this clause (iii), each director who is first elected by a board of directors (or first nominated by  board for election by the stockholders) by a vote of at least two-thirds (2/3) of the directors who were directors at the beginning of the two-year period or who is appointed to the board of directors as the result of a directive, supervisory agreement or order issued by the primary regulator of the Bank or the Company or by the Federal Deposit Insurance Corporation (“FDIC”) shall be deemed to have also been a director at the beginning of such period; or
(iv) Sale of Assets:  The Bank or the Company sells to a third party all or substantially all of its assets.
(c) Termination for Good Reason.  For purposes of this Agreement, “Termination for Good Reason” shall mean a termination by the Executive in accordance with the “Good Reason Process” (defined below), if any of the following occurs without the Executive’s express written consent:
(i) a material reduction in the Executive’s Base Salary or benefits provided to the Executive (other than a reduction or elimination of the Executive’s benefits under one or more benefit plans maintained by the Company or the Bank as part of a good faith, overall reduction or elimination of such plans or benefits applicable to all participants in a manner that does not discriminate against the Executive (except as such discrimination may be necessary to comply with applicable law));
(ii) a material reduction in the Executive’s authority, duties or responsibilities from the position and attributes associated with the Executive Position;
(iii) a relocation of the Executive’s principal place of employment by more than thirty-five (35) miles from the Company’s main office location as of the date of this Agreement; or
(iv) a material breach of this Agreement by the Company.
“Good Reason Process” shall mean that (i) the Executive reasonably determines in good faith that a “Good Reason” condition has occurred; (ii) the Executive notifies the Company in writing of the first occurrence of the Good Reason condition within sixty (60) days of the first occurrence of such condition; (iii) the Executive cooperates in good faith with the Company’s efforts, for a period not less than thirty (30) days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) the Executive terminates his employment within sixty (60) days after the end of the Cure Period.  If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.  Notwithstanding the foregoing, the Company may elect to waive the Cure Period, in which case, the Executive’s termination may occur within such 30-day period.

(d) Termination for Cause.  “Termination for Cause” shall mean termination because of, in the good faith determination of the Board of the Directors of the Company (the “Board”), the Executive’s:
(i) conviction of the Executive by a court of competent jurisdiction of, or entry of a plea of guilty or nolo contendere for, any criminal offense involving dishonesty or breach of trust or any felony or crime of moral turpitude;
(ii) commission by the Executive of an act of fraud upon the Company;
(iii) willful refusal by the Executive to perform the stated duties reasonably assigned to him by the Board or  set forth in the Executive’s job description, which failure or breach continues for more than thirty (30) days after written notice given to the Executive by the Company setting forth in reasonable detail the nature of such refusal; or
(iv) willful breach of fiduciary duty or willful misconduct by the Executive or the Executive’s commission of an act of moral turpitude that materially and adversely affects the Company or has the ability to do so.
Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a notice of termination which shall include a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the disinterested members of the Board that the Executive was guilty of the conduct described above and specifying the particulars of such conduct.
3. Benefits upon Termination in Connection with a Change in Control.
(a) In the event of the Executive’s involuntary termination of employment by the Company for reasons other than termination for Cause, or a voluntary termination of employment by the Executive that constitutes a Termination for Good Reason occurring on or after a Change in Control, the Company shall pay the Executive, or in the event of the Executive’s subsequent death, the Executive’s beneficiary or estate, as the case may be, as severance pay, a cash lump sum payment equal to one (1) times the sum of: (i) the highest rate of Base Salary paid to the Executive during the current calendar year of the Executive’s date of termination or either of the two (2) calendar years immediately preceding the Executive’s date of termination and (ii) the average cash incentive compensation received during the calendar year of the Executive’s date of termination and the two (2) calendar years immediately preceding the Executive’s date of termination.  Such payment shall be payable within thirty (30) days following the Executive’s date of termination, and will be subject to applicable withholding taxes.

(b) In the event of the Executive’s termination of employment for reasons that would entitle the Executive to a severance payment under Section 3(a)  hereof, the Executive and his family will be entitled to elect continuing medical and dental coverage under Internal Revenue Code (“Code”) Section 4980B (“COBRA”) and the Company shall pay the cost of the Executive’s (and, to the extent eligible under the terms of the applicable plans, the Executive’s family members’) continuing medical and dental coverage, as in effect on the Executive’s date of termination, and as amended from time to time thereafter, for a period of twelve (12) months following such date of termination (the “COBRA Period”), to the extent that the Executive and his family members elect COBRA continuation coverage for such period.  In the event that paying the cost of such coverage on a non-taxable basis would result in penalties or excise taxes to the Company or the Company is unable to provide such coverage on a non-taxable basis, then the cost of such COBRA coverage that is funded by the Company shall be includable in the taxable income of the Executive.  Such payment shall be payable within thirty (30) days following the Executive’s date of termination, and will be subject to applicable withholding taxes.
(c) Notwithstanding any provision in this Agreement to the contrary, to the extent payments and benefits, as provided for under this Agreement, are paid or received by Executive under an employment or change in control agreement in effect between Executive and the Bank, the payments and benefits paid by the Bank will be subtracted from any amount or benefit due simultaneously to Executive under similar provisions of this Agreement.
4. 280G Cutback.  Notwithstanding anything in this Agreement to the contrary, in no event shall the aggregate payments or benefits to be made or afforded to the Executive under this Agreement, either as a stand-alone benefit or when aggregated with other payments to, or for the benefit of, the Executive (collectively referred to as the “Change in Control Benefits”) constitute an “excess parachute payment” under Code Section 280G or any successor thereto, and in order to avoid such a result, the Executive’s benefits payable under this Agreement shall be reduced by the minimum amount necessary so that the Change in Control Benefits that are payable to the Executive are not subject to taxes or penalties under Code Sections 280G and 4999.

5. Source of Payments.  All payments provided in this Agreement shall be timely paid by check or direct deposit from the general funds of the Company (or any affiliate of the Company, as directed by the Company, or successor to the Company).
6. Entire Agreement.  This Agreement embodies the entire agreement between the Company and the Executive with respect to the matters agreed to herein.  All prior agreements between the Company and the Executive with respect to the matters agreed to herein are hereby superseded and shall have no force or effect, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to the Executive of a kind elsewhere provided.  No provision of this Agreement shall be interpreted to mean that the Executive is subject to receiving fewer benefits than those available to the Executive without reference to this Agreement.
7. No Attachment.  Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

8. Binding on Successors.  The Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Company, expressly and unconditionally to assume and agree to perform the Company’s obligations under this Agreement, in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place.
9. Modification and Waiver.

(a) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.
(b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel.  No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.
10. Required Provisions.
(a) The Board may terminate the Executive’s employment or the Executive may voluntarily terminate employment at any time prior to the occurrence of a Change in Control, and upon such termination, the Company shall have no further obligation to the Executive hereunder. Any termination by the Board other than Termination for Cause on or after the occurrence of a Change in Control, shall not prejudice the Executive’s right to compensation or other benefits under this Agreement.  The Executive shall have no right to receive compensation or other benefits for any period after the Executive’s Termination for Cause or if the Executive terminates employment due to death.  In the event of Executive’s Disability (as defined in accordance with Code Section 409A) on or after the occurrence of a Change in Control, Executive shall not be entitled to any benefits hereunder.
(b) Notwithstanding anything herein contained to the contrary, any payments to the Executive by the Company or the Bank, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. § 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.
(c) Notwithstanding anything else in this Agreement to the contrary, the Executive’s employment shall not be deemed to have been terminated unless and until the Executive has a Separation from Service within the meaning of Code Section 409A.  For purposes of this Agreement, a “Separation from Service” shall have occurred if the Company and the Executive reasonably anticipate that either no further services will be performed by the Executive after the date of termination (whether as an employee or as an independent contractor) or the level of further services performed is less than fifty (50) percent of the average level of bona fide services in the thirty-six (36) months immediately preceding the termination.  For all purposes hereunder, the definition of Separation from Service shall be interpreted consistent with Treasury Regulation Section 1.409A-1(h)(ii).

(d) Notwithstanding the foregoing, in the event the Executive is a Specified Employee (as defined herein), then, solely, to the extent required to avoid penalties under Code Section 409A, the Executive’s payments shall be delayed until the first day of the seventh month following the Executive’s Separation from Service.  A “Specified Employee” shall be interpreted to comply with Code Section 409A and shall mean a key employee within the meaning of Code Section 416(i) (without regard to paragraph 5 thereof), but an individual shall be a “Specified Employee” only if the Company or Bank is or becomes a publicly traded company.
11. Governing Law.  This Agreement shall be governed by the laws of the State of New York but only to the extent not superseded by federal law.
12. Arbitration.  Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by binding arbitration, as an alternative to civil litigation and without any trial by jury to resolve such claims, conducted by a single arbitrator mutually acceptable to the Company and the Executive, sitting in a location selected by the Company within twenty-five (25) miles from the main office of the Company, in accordance with the rules of the American Arbitration Association’s National Rules for the Resolution of Employment Disputes then in effect.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.
13. Notice.  For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:
To the Company	PCSB Financial Corporation 2651 Strang Blvd., Suite 100 PO Box 712 Yorktown Heights, New York 10598
To the Executive:	Most recent address on file with the Company

[Signature Page to Follow]

IN WITNESS WHEREOF, this Agreement is entered into as of the day and date first above written.
PCSB FINANCIAL CORPORATION By: /s/ Joseph D. Roberto Chairman of the Board

EXECUTIVE

/s/ Jeffrey M. Helf Jeffrey M. Helf